UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  05/25/2009

Cytec Industries Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  1-12372

Delaware	22-3268660
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Five Garret Mountain Plaza
Woodland Park, NJ 07424
(Address of principal executive offices, including zip code)

(973) 357-3100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.    Costs Associated with Exit or Disposal Activities

We announced in January 2009 that we were looking at several major site restructurings in Europe. Further to that announcement, on May 25, 2009, we approved plans to transfer the manufacturing of our powder resin product line in Drogenbos, Belgium to our facility in Bassano, Italy and consolidate or eliminate certain supply chain, sales and marketing and administrative functions currently at the Drogenbos site. These actions are being taken in response to the downturn in the global economy, especially in the automotive, construction and general industrial markets that we serve. The approved plans will result in $19.0 - $20.5 million ($12.5 - $13.5 million after tax) of charges related to the elimination of 160 jobs, the majority of which will be incurred in the second quarter of 2009. Any remaining charges are expected to be incurred primarily in the third and fourth quarters of 2009. Future cash expenditures related to these plans are expected to be $20.5 - $22.5 million, which includes the $19.0 - $20.5 million related to the severance and other related benefits discussed above, and $1.5 - $2.0 million of capital expenditures. We expect these plans to be complete by the fourth quarter of 2009 and expect to realize annualized cost savings from these initiatives in the range of $13.5 - $15.5 million on an annualized basis starting in the third quarter of 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cytec Industries Inc.

Date: May 28, 2009	By:	/s/ David M. Drillock
David M. Drillock
Vice President and Chief Financial Officer